Exhibit 4.6

EXECUTION COPY

FIRST AMENDMENT

TO

THE CABELA’S MASTER CREDIT CARD TRUST

SERIES 2004-1 SUPPLEMENT

THIS FIRST AMENDMENT TO THE CABELA’S MASTER CREDIT CARD TRUST SERIES 2004-1 SUPPLEMENT TO THE AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this “First Amendment”), dated as of August 31, 2005, is by and among WFB FUNDING, LLC, a Nebraska limited liability company, as Transferor (the “Transferor”), WORLD’S FOREMOST BANK, a Nebraska state banking corporation, as Servicer (the “Servicer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Transferor, the Servicer and the Trustee have executed (i) that certain Amended and Restated Pooling and Servicing Agreement, dated as of February 4, 2003 (as further amended, supplemented and otherwise modified through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Pooling and Servicing Agreement”); and (ii) that certain Series 2004-1 Supplement to the Amended and Restated Pooling and Servicing Agreement, dated as of April 14, 2004 (the “Series 2004-1 Supplement”); and

WHEREAS, the Transferor, the Servicer and the Trustee wish to amend the Series 2004-1 Supplement in accordance with Section 13.01(b) of the Pooling and Servicing Agreement and that certain Master Indenture, dated as of April 14, 2004, by and among the Servicer, Cabela’s Credit Card Master Note Trust, as Issuer (the “Issuer”), and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”) (the “Indenture”), as provided herein; and

WHEREAS, the Transferor, the Servicer and the Trustee wish to also amend the following documents in connection with this First Amendment (collectively with this First Amendment, the “Amendments”):    (i) the Pooling and Servicing Agreement; (ii) that certain Amended and Restated Series 2001-2 Supplement, dated as of February 4, 2003, by and among the Servicer, the Transferor and the Trustee (the “Series 2001-2 Supplement”); (iii) that certain Series 2003-1 Supplement, dated as of February 4, 2003, by and among the Servicer, the Transferor and the Trustee (the “Series 2003-1 Supplement”); and (iv) that certain Series 2003-2 Supplement, dated as of March 24, 2003, by and among the Servicer, the Transferor and the Trustee (the “Series 2003-2 Supplement”; and together with the Series 2001-2 Supplement, and the Series 2003-1 Supplement, the Series 2003-2 Supplement, the “Supplements”).

NOW THEREFORE, in consideration of the promises and agreements contained herein, the parties hereto agree to amend the provisions of the Series 2004-1 Supplement as follows:

SECTION 1.  Amendment of Section 2. Section 2 of the Series 2004-1 Supplement shall be and hereby is amended by deleting the definition of “Investor Percentage” in its entirety and by inserting in the place thereof the following definition:

“Investor Percentage” shall mean, with respect to any date of determination during any Monthly Period:

(a)          when used with respect to Principal Receivables, the percentage equivalent of a fraction, the numerator of which is the Principal Allocation Investor Interest for such date and the denominator of which is the greater of (a) the sum of the aggregate amount of Principal Receivables in the Trust and the Excess Funding Amount, in each case determined as of the close of business on the last day of the prior Monthly Period (or with respect to the first calendar month in the first Monthly Period, the aggregate amount of Principal Receivables in the Trust and the Excess Funding Amount determined as of the close of business on the day preceding the Closing Date and with respect to the second calendar month in the first Monthly Period, the aggregate amount of Principal Receivables in the Trust and the Excess Funding Amount as of the close of business on the last day of the first calendar month in the first Monthly Period), and (b) the sum of the numerators used to calculate the Investor Percentages (as such term is defined in the Agreement) for allocations with respect to Principal Receivables for all outstanding Series on such date of determination; provided, however, that with respect to any Monthly Period in which an Allocation Reset Date occurs, the denominator determined pursuant to clause (a) hereof shall be, on and after such date, the aggregate amount of Principal Receivables in the Trust and the Excess Funding Amount as of the beginning of the day on the most recently occurring Allocation Reset Date (after adjusting for the aggregate amount of Principal Receivables, if any, added to or removed from the Trust on such Allocation Reset Date); and

(b)          when used with respect to Finance Charge Receivables and Receivables in Defaulted Accounts, the percentage equivalent of a fraction, the numerator of which is the Floating Allocation Investor Interest for such date and the denominator of which is the greater of (a) the sum of the aggregate amount of Principal Receivables and the Excess Funding Amount, in each case determined as of the close of business on the last day of the preceding Monthly Period (or with respect to the first calendar month in the first Monthly Period, the aggregate amount of Principal Receivables in the Trust and the Excess Funding Amount as of the close of business on the day immediately preceding the Closing Date and with respect to the second calendar month in the first Monthly Period, the aggregate amount of Principal Receivables in the Trust and the Excess Funding Amount as of the close of business on the last day of the first calendar month in the first Monthly Period), and (b) the sum of the numerators used to calculate the Investor Percentages (as such term is defined in the Agreement) for allocations with respect to Finance Charge Receivables or Default Amounts, as applicable, for all outstanding Series on such date of determination; provided, however, that with respect to any Monthly Period in which an Allocation Reset Date occurs, the denominator determined pursuant to clause (a) hereof shall be, on and after such date, the aggregate amount of Principal Receivables in the Trust and the Excess Funding Amount as of the beginning of the day on the most recently occurring Allocation Reset Date (after adjusting for the aggregate amount of Principal Receivables, if any, added to or removed from the Trust on such Allocation Reset Date).

SECTION 2.  Amendment of Section 2. Section 2 shall be and hereby is amended by deleting the definition of “Net Servicing Fee Rate” in its entirety and by inserting in the place thereof the following definition:

“Net Servicing Fee Rate” shall mean 2% per annum.

SECTION 3.  Amendment of Section 2.  Section 2 shall be and hereby is amended by deleting in its entirety the defined term “Servicer Interchange.”

SECTION 4.  Amendment of Section 2.  Section 2 shall be and hereby is amended by deleting in its entirety the defined term “Unallocated Principal Collections.”

SECTION 5.  Amendment of Section 3(a).  Section 3(a) shall be and hereby is amended by deleting it in its entirety and inserting in its place the following:

(a)        Servicing Fee.  The share of the Servicing Fee allocable to Series 2004-1 with respect to any Transfer Date (the “Investor Servicing Fee”) shall be equal to one-twelfth of the product of (i) the Series Servicing Fee Percentage and (ii) the Investor Interest as of the end of the Monthly Period preceding such Transfer Date; provided, however, with respect to the first Transfer Date, the Investor Servicing Fee shall be equal to $666,667. The share of the Investor Servicing Fee allocable to the Investor Interest with respect to any Transfer Date (the “Certificateholder Servicing Fee”) shall be equal to one-twelfth of the product of (i) the Net Servicing Fee Rate and (ii) the Investor Interest as of the end of the Monthly Period preceding such Transfer Date. Except as specifically provided above, the Servicing Fee shall be paid by the cash flows from the Trust allocated to the Transferor or the Certificateholders of other Series (as provided in the related Supplements) and in no event shall the Trust, the Trustee or the Series 2004-1 Certificateholders be liable therefor. The Certificateholder Servicing Fee shall be payable to the Servicer solely to the extent amounts are available for distribution in respect thereof pursuant to the Indenture.

SECTION 6.  Amendment of Subsection 4.05(c).  Subsection 4.05(c) shall be and hereby is amended by deleting it in its entirety and inserting in its place the following:

[RESERVED]

SECTION 7.  Amendment of Subsection 4.06(b)(iii). Subsection 4.06(b)(iii) shall be and hereby is amended by deleting the proviso thereof in its entirety and inserting in its place the following proviso:

provided, however, that the amount to be paid to the Holder of the Transferor Certificate pursuant to this subsection 4.06(b)(iii) with respect to such Transfer Date shall be paid to the Holder of the Transferor Certificate if, and only to the extent that, (x) the Transferor Interest on such Date of Processing is greater than the Minimum Transferor Interest and (y) the aggregate Principal Receivables in the Trust on such Date of Processing are greater than the Minimum Aggregate Principal Receivables (in each case, after giving effect to the inclusion in the Trust of all Receivables created on or prior to such Transfer Date and the application of payments referred to in subsection 4.03(b)), and thereafter the amounts not paid to the Holder of the Transferor Certificate pursuant to the above limitation shall be deposited into the Excess Funding Account.

SECTION 8.  Amendment of Subsection 4.06(c)(ii). Subsection 4.06(c)(ii) shall be and hereby is amended by deleting the proviso thereof in its entirety and inserting in its place the following proviso:

provided, however, that the amount to be paid to the Holder of the Transferor Certificate pursuant to this subsection 4.06(c)(ii) with respect to such Transfer Date shall be paid to the Holder of the Transferor Certificate if, and only to the extent that, (x) the Transferor Interest on such Date of Processing is greater than the Minimum Transferor Interest and (y) the aggregate Principal Receivables in the Trust on such Date of Processing are greater than the Minimum Aggregate Principal Receivables (in each case, after giving effect to the inclusion in the Trust of all Receivables created on or prior to such Transfer Date and the application of payments referred to in subsection 4.03(b)), and thereafter the amounts not paid to the Holder of the Transferor Certificate pursuant to the above limitation shall be deposited into the Excess Funding Account.

SECTION 9.  Amendment of Subsection 4.07(a).  Subsection 4.07(a) shall be and hereby is amended by deleting it in its entirety and inserting in its place the following:

(a)        The portion of Shared Principal Collections on deposit in the Principal Account and the portion of the Excess Funding Amount to be treated as Shared Principal Collections equal to the amount of Shared Principal Collections allocable to Series 2004-1 on any Transfer Date shall be applied as Available Series 2004-1 Principal Collections pursuant to Section 4.06 and pursuant to such Section 4.06 shall be paid on such Transfer Date to the Series 2004-1 Certificateholder.

SECTION 10.  Amendment of Section 7.  Section 7 shall be and hereby is amended by deleting the last paragraph of Section 7 in its entirety and inserting in its place the following:

(f)        on the last day of any Monthly Period, the Excess Funding Amount, expressed as a percentage of the sum of the aggregate Principal Receivables plus the Excess Funding Amount, shall equal or exceed 20%;

then, in the case of any event described in paragraphs (a), (b), (d) or (e), after the applicable grace period set forth in such subparagraphs, either the Trustee or Holders of Series 2004-1 Certificates evidencing Undivided Interests aggregating more than 50% of the Investor Interest by notice then given in writing to the Transferor and the Servicer (and to the Trustee if given by the Series 2004-1 Certificateholders) may declare that a pay out event (a “Series 2004-1 Pay Out Event”) has occurred as of the date of such notice, and in the case of any event described in paragraphs (c) or (f), a Series 2004-1 Pay Out Event shall occur without any notice or other action on the part of the Trustee or the Series 2004-1 Certificateholders immediately upon the occurrence of such event.

SECTION 11. Effectiveness. The amendment provided for by this First Amendment shall become effective upon receipt by the Trustee of each of the following:

(a)        the counterparts of each of the Amendments, duly executed by the parties hereto;

(b)

notification in writing from each of Moody’s and Standard & Poor’s to the effect that the terms of any of the Amendments will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency issued pursuant to the Pooling and Servicing Agreement or the Indenture;

(c)

confirmation from the Transferor and Servicer that they have received a copy of the written notification described in clause (b) above and that such written notification is satisfactory to the Transferor and Servicer in their sole discretion; and

(d)	an Opinion of Counsel from the Transferor and Servicer to the effect that each of the Amendments complies with all requirements of the Pooling and Servicing Agreement and the Indenture.

SECTION 12.  Series 2004-1 Supplement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Series 2004-1 Supplement shall remain in full force and effect. All references to the Series 2004-1 Supplement in any other document or instrument shall be deemed to mean such Series 2004-1 Supplement as amended by this First Amendment. This First Amendment shall not constitute a novation of the Series 2004-1 Supplement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Series 2004-1 Supplement, as amended by this First Amendment, as though the terms and obligations of the Series 2004-1 Supplement were set forth herein.

SECTION 13.  Counterparts.  This First Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 14.  Governing Law. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 15.  Defined Terms and Section References.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement and, if not defined in the Pooling and Servicing Agreement, the meanings assigned to such terms in the Indenture. All section or subsection references herein shall mean the Sections or subsections of the Pooling and Servicing Agreement, except as otherwise herein provided.

[Signature pages follow.]

EXECUTION COPY

IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this First Amendment to be duly executed by their respective officers as of the day and year first above written.

WFB FUNDING, LLC,
Transferor

By:	WFB Funding Corporation, its Managing Member

By:	/s/ Kevin Werts
Name: Kevin J. Werts
Title: Treasurer

WORLD’S FOREMOST BANK,
Servicer

By:	/s/ Kevin Werts
Name: Kevin J. Werts
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
Trustee

By:	/s/ Shannon M. Rantz
Name: Shannon M. Rantz
Title: Vice President

[Signature page to First Amendment to the Series 2004-1 Supplement]

AGREED AND CONSENTED TO:

AMBAC ASSURANCE CORPORATION,
Series Enhancer for the Series 2004-I and
2004-II Class A Notes

By:	/s/ Jennifer J. Baratta
Name: Jennifer J. Baratta
Title: First Vice President

[Signature page to First Amendment to the Series 2004-1 Supplement]